Exhibit 10.23

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

RIDER TO LICENSE AGREEMENT

Argos Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Argos”), and Medinet Co., Ltd., a corporation organized and existing under the laws of Japan (“Medinet”) desire to amend that certain License Agreement as of December 27, 2013 (the “Agreement”) with the addition of this Rider.

WHEREAS, the Agreement inadvertently neglected to specify the application of the Revocation Right to the CMO License in the event that Medinet does not exercise the Option and the Parties desire to sign this Rider to clarify certain matters related to Argos’ right to revoke licenses.

NOW THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

2.    Section 5.1 is hereby deleted in its entirety and replaced with the following:

5.1    Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.3, Argos may revoke the CMO License and/or the Commercialization License (the “Revocation Right”) as follows: (i) if Medinet has not exercised the Option (or the Option Period has lapsed without Medinet having exercised the Option) as of the date Argos exercises the Revocation Right, Argos may revoke the CMO License; and (ii) if Medinet has exercised the Option as of the date Argos exercises the Revocation Right, Argos may revoke (A) the Commercialization License only, or (B) the CMO License and the Commercialization License together. Argos may exercise the Revocation Right by providing written notice thereof to Medinet.

3.    Section 5.2 is hereby deleted in its entirety and replaced with the following:

5.2    In the event Argos exercises the Revocation Right, Medinet shall, unless prohibited by law or practically impossible, take the following actions at Argos’ cost:

(i) as promptly as practicable transfer and assign to Argos or Argos’ designee:

(A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Regulatory Approvals and pricing and reimbursement approvals) relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product and all Licensed Product Trademarks and execute any and all documents and carry out any other actions as may be requested by Argos to assist Argos with all regulatory filings with the applicable Regulatory Authorities to ensure that all Regulatory Approvals in the Territory can be transferred or issued to Argos or Argos’ designee; and

(B) copies of all data, reports, records and materials in Medinet’s possession or Control relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product, including without limitation all non-clinical and clinical data relating to the Licensed Product, including without limitation customer lists and customer contact information and all adverse event data in Medinet’s possession or Control;

(ii) as promptly as practicable appoint Argos or Argos’ designee as Medinet’s and/or Medinet’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Argos or its designee;

(iii) as promptly as practicable appoint Argos as its exclusive distributor of the Licensed Product in the Territory and grant Argos the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Argos or its designee;

(iv) if Argos so requests, transfer to Argos any Third Party agreements relating to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of the Licensed Product to which Medinet is a party, subject to any required consents of such Third Party, which Medinet shall use Commercially Reasonable Efforts to obtain promptly; and

(v) unless otherwise agreed by Argos in writing, all Sublicense Agreements related to, if the Commercialization License is revoked, the Commercialization, and, if the CMO License is revoked, the Manufacture, of Licensed Product shall automatically terminate. Medinet shall execute all documents and take all such further actions as may be reasonably requested by Argos in order to give effect to the foregoing clauses (i) through (v).

4.    The following is hereby added to the end of Section 9.3.1 of the Agreement:

In the event Argos exercises the Revocation Right with respect to the CMO License only, Argos shall pay to Medinet within [**] days of the exercise of the Revocation Right (i) an amount equal to (A) [**]% of the Commitment Fee, plus (B) [**]% of the Fees paid under 9.2.2-9.2.6, and the then-outstanding balance of the Loan to Medinet to the extent not covered by the Fees paid under 9.2.2-9.2.6.

5.    Section 14.1 of the Agreement is deleted in its entirety and replaced with the following:

14.1    Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 14.2 below, this Agreement shall continue in effect until (i) Argos’ exercise of the Revocation Right with respect to the CMO License and, if Medinet has exercised the Option, the Commercialization License, or (ii) to the extent Argos does not exercise such Revocation Right with respect to the CMO License and, if Medinet has exercised the Option, the Commercialization License, the later of (A) the expiration of the Royalty Term, if applicable, and (B) the expiration or earlier termination of the Supply Agreement (“Term”).

6.    This Rider and any other future rider or amendment of the Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. To evidence the fact that it has executed this Rider and any other future rider or amendment of the Agreement, a Party may send a copy of its executed counterpart to the other Parties by facsimile transmission or by email transmission in portable document format, or similar format. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.

7.    Except as expressly provided in this Rider, all other provisions of the Agreement shall remain unmodified and in full force and effect.

[signature page follows]

[Signature Page to Rider to License Agreement]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Rider effective as of the Rider Effective Date.

MEDINET CO., LTD.		ARGOS THERAPEUTICS, INC.

BY:	/s/ Kunihiko Suzuki	BY:	/s/ Jeffrey D. Abbey

NAME:	Kunihiko Suzuki	NAME:	Jeffrey D. Abbey

TITLE:	President and CEO	TITLE:	President and CEO